UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 19, 2003

Date of Report (Date of earliest event reported)

KOPPERS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-12716	25-1588399
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

(Address of principal executive offices)

(412) 227-2001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 9.    Regulation FD Disclosure.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 9, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any registration statement or other filing pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

On September 19, 2003, we issued a press release announcing that we intend to offer $300.0 million of Senior Secured Notes due 2013 in a private placement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information contained in this Current Report on Form 8-K, including Exhibit 99.1 hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the securities offered. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The following information is contained in the preliminary offering circular dated September 19, 2003 relating to the proposed private placement of the senior notes:

Our senior secured credit facilities provide for a revolving credit facility of $100.0 million, subject to a borrowing base. As of June 30, 2003, after giving pro forma effect to these transactions, we would have had approximately $29.6 million of additional availability under our revolving credit facility. As of August 31, 2003, $31.5 million was outstanding under our revolving credit facility and, after giving pro forma effect to these transactions, we would have had approximately $30.3 million of additional availability.

Our existing senior secured credit facilities provide for a term loan of $75.0 million, all of which was outstanding as of June 30, 2003. As of August 31, 2003, $72.2 million was outstanding under our term loan. As of June 30, 2003, the interest rate in effect for our term loan was the Eurorate plus 2.75%.

In connection with the proposed senior secured notes offering, we will amend our bank credit facility. The proposed amendments will include the consent from our senior secured credit facilities lenders to the senior secured notes offering and will amend the facility to make related changes. The proposed amendments will also provide for the applicable margin on our term loans will range from 1.00% to 1.75% in the case of base rate loans, and from 2.50% to 3.25% in the case of Eurorate loans.

We continue to expand our base of customers serviced under long-term contracts. In September 2003, we entered into contracts with International Steel Group that require us to supply it with approximately 350,000 net tons of coke, 100% of our production, for a three-year term and International Steel Group to supply us with approximately 25.0 million gallons of coal tar for a five-year term. We expect to gain incremental sales and profit during 2004 as a result of this contract.

Our largest competitor in the railroad wood treating industry announced its intention to exit the business by the end of 2003, which has created opportunities to gain business for our railroad & utility products business. During the second quarter of 2003, we entered into a new contract with Burlington Northern Santa Fe Railway, an existing customer, that will add incremental sales of approximately $13.0 million during 2004. Additionally, we are in the final stages of negotiating a new multi-year contract with our second largest Railroad & Utility Products customer to procure and treat crossties and switch ties. We expect to gain an incremental $30.0 million in annual sales of our Railroad & Utility Products business upon the effectiveness of these two contracts.

We continually focus on productivity and cost reduction initiatives to improve profitability. As part of this process, we are planning several production rationalization projects in the fourth quarter to increase capacity utilization in the U.S. and European carbon materials & chemicals businesses. Additionally, we have announced the September 30, 2003 closure of our Logansport, Louisiana utility wood treating plant due to deteriorating local market conditions and their impact on volumes and profitability. The closure will result in $0.7 million of annual savings and a $2.9 million charge in the third quarter, of which $1.2 million is non-cash. We believe the U.S. market for wood treated utility poles suffers from over-capacity, and we will continue to evaluate future productivity and cost reduction initiatives in this business.

We believe that our operating results for the third quarter of 2003 may be somewhat lower than our operating results for the third quarter of 2002. We believe the principal reasons for the expected decline in our operating results are the expiration of tax credits at the end of 2002, charges related to the closure of the wood treating facility in Logansport, Louisiana and a reduction in profitability for our European and Australian Carbon Materials & Chemicals businesses due to higher costs for coal tar and lower carbon pitch volumes due to shipment delays. We believe these declines will be partially offset by improvements in the profitability of our U.S. Carbon Materials & Chemicals business.

All statements other than statements of historical fact contained in this Current Report on Form 8-K and other periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf are forward-looking statements. When used herein, the words “anticipates”, “expects”, “believes”, “goals”, “intends”, “plans”, or “projects” and similar expressions are intended to identify forward-looking statements. It is important to note that forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause our actual results to differ materially from the views, beliefs and estimates expressed or implied in such forward-looking statements. We refer you specifically to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those expected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 19, 2003

KOPPERS INC.

By	/S/ STEPHEN R. LACY Stephen R. Lacy

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 19, 2003

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